SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☒      Definitive Additional Materials
☐      Soliciting Materials Pursuant to §240.14a-12

Rural Cellular Corporation

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒      No fee required.
☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

RURAL CELLULAR CORPORATION
3905 Dakota Street S.W.
Alexandria, Minnesota 56308

September 19, 2007

Dear Shareholder:

We have previously sent to you proxy material for the special meeting of shareholders of Rural Cellular Corporation to be held on October 4, 2007.  Our board of directors unanimously recommends that shareholders vote “FOR” the proposed merger with Verizon Wireless.

Approval of the merger requires the affirmative vote of holders of a majority of the voting power of shares of our outstanding Class A and Class B common stock and Class M preferred stock, voting together as a single class, that are entitled to vote at the special meeting.  Therefore, your vote is important, no matter how many or how few shares you may own.

Whether or not you have already done so, please vote TODAY by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Very truly yours,
Richard P. Ekstrand
President and Chief Executive Officer

REMEMBER:
You may vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED
TOLL-FREE:  (888) 750-5834